Exhibit 99.2

AZZ incorporated Reports Results for the

First Quarter of Fiscal Year 2007

For the first quarter–Revenues Increase 17%: Net Income Up 94%; Earnings per Share Increase 87%; Backlog Increases 42%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Joe Diaz or Robert Blum
Internet: www.lythampartners.com

June 30, 2006 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the first quarter ended May 31, 2006. Revenues for the first quarter increased 17 percent to $52.5 million compared to $44.7 million for the same quarter last year. Net income for the quarter increased to $4.1 million, or $0.71 per diluted share, compared to net income of $2.1 million, or $0.38 per diluted share, in last year’s fiscal first quarter, an increase of 94 and 87 percent, respectively.

Backlog at the end of the first quarter was $92.1 million versus $65.0 million at May 31, 2005, an increase of 42 percent. Backlog at February 28, 2006 year-end was $73.8 million. Incoming orders for the first quarter totaled $70.8 million while shipments for the quarter totaled $52.5 million, resulting in a book to ship ratio of 135 percent. Incoming orders increased 57 percent over the same period last year and 73 percent over the fourth quarter of the current fiscal year. First quarter orders were very favorably impacted by the receipt of a large international order in the amount of $16.7 million for our high voltage equipment. Based upon current customer request dates and our production schedules, 68 percent of the backlog at May 31, 2006 is expected to ship in the current fiscal year.

Revenues for the Electrical and Industrial Products Segment increased by 9 percent in the first quarter of the current fiscal year to $31.5 million compared to $28.8 million in the same period last year. Operating income for the segment increased 95 percent to $4.1 million.

Revenue for the Company’s Galvanizing Service Segment for the first quarter was $20.9 million, an increase of 31 percent compared to the $16.0 million in the same period last year. Operating income improved 74 percent to $6.5 million. Revenues for the first quarter were significantly impacted by pricing actions required to offset escalating zinc cost. Of the 31 percent increase in revenues, 7 percent was attributable to volume and 24 percent attributable to price.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “We are pleased to report the significant double digit increases in our operating results for the first quarter of fiscal 2007. In the Electrical and Industrial Products Segment, we have seen a continuation of improving market demand and improved pricing. We continue our emphasis on

AZZ First Quarter – Fiscal Year 2007

June 30, 2006

booking of business at specific targeted margin levels and pursuing all pricing actions that will recover the significant increases in the price of steel, aluminum and copper that we have incurred over the past two years. The increase in incoming orders for this Segment during the first quarter over the same period in fiscal 2006 was primarily due to strong bookings in the high voltage transmission, petroleum, and mining markets. Distribution and power generation orders were essentially flat with prior periods. Based upon announced projects and customer information, we anticipate seeing an increased quotation and order activity for power generation by the end of the current fiscal year.

The Galvanizing Services Segment achieved record setting results in the first quarter. The excellent operating results are reflective of improved market conditions and excellent price realization required to offset the increasing cost of zinc. Our results for this segment reflect our strategy to sustain margins during this period of extreme volatility in the cost of zinc. Due to our FIFO cost basis, the higher cost of zinc in the first quarter will not be recognized until subsequent quarters, so we do not believe the margins expressed as a percentage of sales are sustainable for the balance of the fiscal year. We are very pleased that to date, the markets have been strong enough to absorb this level of price increases, and we have only seen modest occurrences of using alternative corrosion methods.”

Mr. Dingus concluded, “Cost escalation recovery through pricing actions, expansion of domestic and international markets, and seeking out new product opportunities to further enhance our strategic position continue to be the focus and emphasis of our activities. Based upon the evaluation of information currently available to management, we are increasing our estimate of FY2007 earnings to be within the range of $1.85 to $1.95 per diluted share and revenues to be within the range of $205 million to $215 million. At this time we anticipate that we will continue to see improved yearly results this year when compared to the prior year; however, we do not anticipate that we will continue to see the same rate of improvement that we saw in the first quarter.”

AZZ incorporated will conduct a conference call to discuss financial results for the first quarter of fiscal year 2007 at 11:00 A.M. ET on Friday, June 30, 2006. Interested parties can access the conference call by dialing (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687 or (706) 645-9291 (international), confirmation #1791177, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

—Financial tables on the following page—

AZZ First Quarter – Fiscal Year 2007

June 30, 2006

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amounts)

	Three Months Ended
	May 31, 2006	May 31, 2005
	(unaudited)	(unaudited)
Net sales	$52,453	$44,739
Costs and Expenses:
Cost of Sales	38,708	35,733
Selling, General and Administrative	7,277	5,201
Interest Expense	388	441
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(443)	58
Other (Income)	(189)	(134)
Other Expense	—	—

	$45,741	$41,299

Income before income taxes and accounting change	$6,712	$3,440
Income Tax Expense	2,501	1,308

Income Before Cumulative Effect of Changes in Accounting Principles	4,211	2,132
Cumulative Effect of Changes in Accounting Principles (Net of Tax)	85	—

Net income	$4,126	$2,132

Net income per share
Basic	$0.72	$0.39
Diluted	$0.71	$0.38
Diluted average shares outstanding	5,835	5,568

Segment Reporting

(in thousands)

	Three Months Ended May 31,
	2006	2005
	(unaudited)	(unaudited)
Net Sales:
Electrical and Industrial Products	$31,506	$28,788
Galvanizing Services	20,947	15,951

	$52,453	$44,739

Segment Operating Income (a):
Electrical and Industrial Products	$4,080	$2,090
Galvanizing Services	6,505	3,742

Total Segment Operating Income	$10,585	$5,832

AZZ First Quarter – Fiscal Year 2007

June 30, 2006

Condensed Consolidated Balance Sheet

(in thousands)

	May 31, 2006	February 28, 2005
	(unaudited)	(audited)
Assets:
Current assets	$72,271	$63,451
Net property, plant and equipment	$36,237	$35,697
Other assets, net	$41,722	$41,878

Total assets	$150,230	$141,026

Liabilities and shareholders’ equity:
Current liabilities	$36,170	$35,533
Long term debt due after one year	$18,140	$14,375
Other liabilities	$3,839	$3,849
Shareholders’ equity	$92,081	$87,269

Total liabilities and shareholders’ equity	$150,230	$141,026

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three Months Ended
	May 31, 2006	May 31, 2005
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$4,017	$1,767
Net cash provided by (used in) investing activities	($1,574)	($1,357)
Net cash provided by (used in) financing activities	($1,115)	$275

Net increase (decrease) in cash and cash equivalents	$1,328	$685
Cash and cash equivalents at beginning of period	$1,259	$517

Cash and cash equivalents at end of period	$2,587	$1,202

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